Exhibit (l)

EATON VANCE MANAGEMENT Two International Place Boston, MA 02110 (617) 482-8260

September 30, 2009

Large-Cap Core Research Portfolio Two International Place Boston, MA 02110 Ladies and Gentlemen:

     With respect to our purchase from you, at the purchase price of $105,000, of an interest (an “Initial Interest”) in Large-Cap Core Research Portfolio (the “Portfolio”), we hereby advise you that we are purchasing such Initial Interest for investment purposes and do not intend to withdraw the Initial Interest within the next 24 months.

Very truly yours, EATON VANCE MANAGEMENT

By: /s/ Robert J. Whelan Robert J. Whelan Treasurer